Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	April 26, 2018 for immediate release

Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

RESULTS FOR THE FIRST QUARTER 2018

SAN JOSE, CA  —  California Water Service Group (Company) (NYSE: CWT) today announced a net loss of $2.5 million or $0.05 net loss per diluted common share for the first quarter of 2018, compared to net income of $1.1 million or $0.02 earnings per diluted common share for the first quarter of 2017.

The $3.6 million decrease in net income was driven primarily by factors outside the company’s immediate control, including a $1.5 million reduction in unrealized income from certain benefit plan investments due to market conditions, a $0.8 million increase in uninsured loss costs due to water main breaks, and a $0.7 million reduction in unbilled revenue accrual.

The net effect of the following regulated revenue changes and other operating costs also affected quarterly results.  The Company received general rate relief of $4.7 million, offset by a reduction in rates due to the new adopted cost of capital for California Water Service (Cal Water) of $1.2 million, $1.5 million in additional depreciation and amortization costs, $0.7 million in additional wage costs, a $0.6 million increase in property and other taxes, and $0.5 million in additional interest expenses. These cost increases were offset by a $0.7 million reduction in maintenance expense.

“Our results for the first quarter, which is historically the lowest revenue quarter for the Company due to seasonality in our business, were in line with expectations,” said President and Chief Executive Officer Martin A. Kropelnicki.

“During the quarter, we were pleased to make solid progress on our corporate strategy, as we continued to invest in infrastructure and productively engage with regulators, while doing the right thing by our local communities.  Our response to a large water main break in the San Francisco Bay Area in February clearly demonstrated our commitment to our local communities, as our employees went above and beyond to do the right thing for the school, church, and residents who were affected and did everything possible to clean up quickly and get people back to their normal routines.  We were also pleased to achieve a more reasonable cost of capital decision in California than originally proposed. Heading into the second quarter, we are focused on filing our triennial General Rate Case for Cal Water, the Company’s largest subsidiary, and managing 2018 operating expenses to successfully build on our progress and deliver quality, service, and value to our stockholders and our customers,” he said.

Additional Financial Results for the First Quarter of 2018

Total revenue increased 8.4% to $132.2 million in the first quarter of 2018 compared to $122.0 million in the first quarter of 2017.  Rate increases added $4.7 million, rate increases for production cost offsets added $1.1 million, balancing account adjustments added $5.5 million, and deferred revenue adjustments added $1.9 million.   These increases were partially offset by a $1.2 million reduction to revenue from the Cal Water cost of capital decision and a $2.0 million reduction to revenue from the decrease in the corporate federal income tax rate from 35 percent to 21 percent, effective January 1, 2018, and a $0.7 million decrease in accrued unbilled revenue.

Total operating expenses increased $12.7 million, or 11.4%, to $124.2 million in the first quarter of 2018 compared to $111.5 million in the first quarter of 2017.

Water production expenses increased $5.5 million, or 13.2%, to $47.6 million in the first quarter of 2018 compared to $42.1 million in the first quarter of 2017, primarily due to increases in purchased water quantities and higher wholesale water rates.  The California revenue decoupling mechanisms recorded an increase to revenue equal to the increase in California water production costs.

Administrative & general and other operations expenses increased $5.1 million to $44.0 million in the first quarter of 2018, primarily due to increases in employee wage and benefit costs and uninsured loss costs.  Changes in employee pension benefits and employee & retiree medical costs for regulated California operations generally do not affect earnings, as the Company is allowed by the California Public Utilities Commission (CPUC) to record these costs in balancing accounts for future recovery, creating a corresponding change to revenue.

Maintenance expenses decreased $0.7 million, or 11.0%, to $5.4 million in the first quarter of 2018, due to decreased costs for repairs of transmission and distribution mains and services.

The income tax benefit decreased primarily due to a decrease in the corporate federal income tax rate from 35 percent to 21 percent, effective January 1, 2018.  The Company estimates its combined effective income tax rate for 2018 in the range of 23 to 25 percent.

Depreciation and amortization expenses increased $1.5 million, to $20.7 million, in the first quarter of 2018, as compared to $19.2 million in the first quarter of 2017, due to a record increase in utility plant investment in 2017.

Net other loss, net of income tax benefits, increased $0.7 million in 2018, due to an unrealized loss on certain benefit plan investments which was partially offset by increases in non-regulated revenue and allowance for equity funds used during construction.

Company-funded and developer-funded capital investments for the first quarter of 2018 were $70.7 million, an increase of $18.8 million, or 36.3%, compared to $51.9 million in the first quarter of 2017.

The under-collected net receivable balance in the Water Revenue Adjustment Mechanism (WRAM) and Modified Cost Balancing Account (MCBA) was $68.2 million as of March 31, 2018, a decrease of 1.3%, or $0.9 million, from the balance of $69.1 million as of December 31, 2017. Cal Water used its CPUC-authorized Sales Reconciliation Mechanism (SRM) to adjust its adopted sales forecast for 2018.  As a result of the mechanism and higher customer usage, recorded first quarter Cal Water sales were over 100 percent of adopted sales.

Regulatory Update

In April of 2017, Cal Water, along with three other water utilities, filed an application to adopt a new cost of capital and capital structure for 2018.  On March 22, 2018, the CPUC adopted a revised decision in the cost of capital proceeding for Cal Water and three other water utilities for the years 2018-2020, establishing for Cal Water a 9.20% return on equity and a 5.51% cost of debt, with a capital structure of 46.60% long-term debt and 53.40% common equity, and an authorized return on rate base of 7.48%, compared with Cal Water’s prior return on equity of 9.43%, cost of debt of 6.24%, and authorized return on rate base of 7.94%. The adopted capital structure did not change. The adopted returns on debt and equity will reduce Cal Water’s 2018 adopted revenue by approximately $6.7 million. The CPUC also authorized continuation of a Water Cost of Capital Adjustment Mechanism (WCCM), which provides for an adjustment in the return on equity if the cost of long-term debt as defined by an index of utility debt rates varies from the most recent index by 100 basis points or more in 2019 and 2020.

On March 30, 2018, Cal Water submitted an advice letter that established the Cost of Capital Memorandum Account to track the difference between current rates and rates based upon the new cost of capital adopted by the CPUC as if the new cost of capital had been in effect beginning January 1, 2018. For the first three months of 2018, Cal Water recorded a $1.2 million reduction to revenue to reflect the liability balance in the Cost of Capital Memorandum Account.

On December 22, 2017, the CPUC sent a letter to All Class A and B Water and Sewer Utilities on the subject of “Changes in Federal Tax Rates for 2018.” The CPUC required Cal Water to establish a Tax Accounting Memorandum Account (TAMA) to track the impact of the Tax Cuts and Jobs Act (TCJA) on Cal Water. The TAMA will track the revenue requirement impact of the TCJA not otherwise reflected in rates from January 1, 2018 until current rates are modified to reflect all impacts of the TCJA. For the first three months of 2018, Cal Water recorded a $1.9 million reduction to revenue to reflect the liability balance in the TAMA.    Hawaii Water, Washington Water, and New Mexico Water Commissions have similar requirements to track the impact of the changes to the federal tax law and the Company recorded a $0.1 million reduction to revenue in the first three months of 2018.

In March of 2018, Cal Water submitted an advice letter to request recovery of 2016 and 2017 incremental drought expenses of $3.2 million. The advice letter requires a Commission resolution and Cal Water may recover less than the requested amount. Cal Water anticipates a decision on the matter by the end of 2018.

In April of 2018, Cal Water submitted an advice letter to true up the under-collections in the 2017 annual WRAMs/MCBAs of its regulated districts. A net under-collection of $50.1 million is being recovered from customers in the form of 12, 18, and greater-than-18-month surcharges. The new rates became effective April 15, 2018.  This surcharge, in some cases, is in addition to surcharges/surcredits authorized in prior years which have not yet expired. These collections reduce the WRAM receivable balance on the balance sheet.

Other Information

The Company also confirmed today that it proposed to acquire SJW Group (NYSE: SJW) for $68.25 per share in an all-cash transaction valued at approximately $1.9 billion including assumption of debt. Additional information can be found in the press release, which is available online at www.calwatergroup.com.

The Company will discuss its proposal for SJW as well as its first quarter 2018 results on its regularly scheduled first quarter 2018 earnings conference call, which will be held today at 11:00 a.m. ET, by dialing 1-833-832-5130 or 1-509-844-0151 and keying in ID# 4077849.  A replay of the call will be available from 2:00 p.m. ET on Thursday, April 26, 2018 through June 25, 2018, at 1-855-859-2056 or 1-404-537-3406, ID# 4077849.  The replay will also be available under the investor relations tab at www.calwatergroup.com. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki and Vice President and Chief Financial Officer Thomas F. Smegal.  Prior to the call, the Company will post a slide presentation on its website.  The presentation can be found at www.calwatergroup.com/docs/2018q1slides.pdf  after 6:00 a.m. PDT.

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, CWS Utility Services, and HWS Utility Services. Together, these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; inability to renew leases to operate city water systems on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; the unknown impact of contagious diseases on the Company’s operations; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	March 31,	December 31,
(In thousands, except per share data)	2018	2017
ASSETS
Utility plant:
Utility plant	$3,025,611	$2,970,179
Less accumulated depreciation and amortization	(942,573)	(922,214)
Net utility plant	2,083,038	2,047,965
Current assets:
Cash and cash equivalents	34,702	94,776
Receivables
Customers	28,161	32,451
Regulatory balancing accounts	34,119	36,783
Other	21,216	16,464
Unbilled revenue	28,132	29,756
Materials and supplies at weighted average cost	6,478	6,463
Taxes, prepaid expenses, and other assets	12,977	11,180
Total current assets	165,785	227,873
Other assets:
Regulatory assets	405,041	401,147
Goodwill	2,615	2,615
Other assets	60,028	60,775
Total other assets	467,684	464,537
TOTAL ASSETS	$2,716,507	$2,740,375

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value; 68,000 shares authorized, 48,074 and 48,012 outstanding in 2018 and 2017, respectively	$481	$480
Additional paid-in capital	335,625	336,229
Retained earnings	345,205	356,753
Total common stockholders’ equity	681,311	693,462
Long-term debt, less current maturities	515,670	515,793
Total capitalization	1,196,981	1,209,255
Current liabilities:
Current maturities of long-term debt	5,924	15,920
Short-term borrowings	275,100	275,100
Accounts payable	73,556	93,955
Regulatory balancing accounts	56,206	59,303
Accrued interest	12,342	6,122
Accrued expenses and other liabilities	41,189	40,559
Total current liabilities	464,317	490,959
Unamortized investment tax credits	1,724	1,724
Deferred income taxes	192,313	192,946
Pension and postretirement benefits other than pensions	256,520	252,141
Regulatory liabilities and other	232,587	224,127
Advances for construction	184,479	182,502
Contributions in aid of construction	187,586	186,721
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$2,716,507	$2,740,375

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME

Unaudited

(In thousands, except per share data)

For the Three Months ended:

	March 31,	March 31,
	2018	2017

Operating revenue	$132,247	$122,036
Operating expenses:
Operations:
Water production costs	47,606	42,068
Administrative and general	26,319	22,746
Other operations	17,640	16,124
Maintenance	5,439	6,112
Depreciation and amortization	20,715	19,201
Income tax benefit	(229)	(884)
Property and other taxes	6,704	6,116
Total operating expenses	124,194	111,483
Net operating income	8,053	10,553
Other income and expenses:
Non-regulated revenue	4,419	3,462
Non-regulated expenses	(5,437)	(2,054)
Other components of net periodic benefit cost	(2,546)	(2,503)
Allowance for equity funds used during construction	911	779
Income tax benefit (expense) on other income and expenses	758	(889)
Net other loss	(1,895)	(1,205)
Interest expense:
Interest expense	9,198	8,710
Allowance for borrowed funds used during construction	(495)	(494)
Net interest expense	8,703	8,216
Net (loss) income	$(2,545)	$1,132
(Loss) earnings per share
Basic	$(0.05)	$0.02
Diluted	$(0.05)	$0.02
Weighted average shares outstanding
Basic	48,030	47,984
Diluted	48,030	47,984
Dividends per share of common stock	$0.1875	$0.1800